EXHIBIT 10.40.05





                                ANCILLARY AGREEMENT


     Algonquin Gas Transmission Company ("Algonquin"), on the one hand, and Canal Electric Company ("CEC") and Montaup Electric Company ("MEC"), on the other hand (CEC and MEC are collectively referred to herein as "Customer"), have this date executed a Precedent Agreement with respect to the construction of pipeline facilities by Algonquin (referred to as the "Canal Lateral"), the construction of certain plant facilities by Customer and the provision of firm natural gas transportation service by Algonquin for Customer over the Canal Lateral (the "Project"). By this Ancillary Agreement, Algonquin , Texas Eastern Transmission Corporation, Trunkline Gas Company, and Panhandle Eastern Pipe Line Company (individually referred to herein as "PEC pipeline" or collectively as the "PEC pipelines") and Customer set forth certain additional agreements relating to the Project, as follows;
   A.  Canal Facilities
     Algonquin shall operate and maintain the Canal Lateral and all appurtenant facilities that it constructs pursuant to the Precedent Agreement. Customer shall operate and maintain all facilities that it constructs pursuant to the Precedent Agreement. All facilities, whether operated and maintained by Algonquin or Customer, shall be operated and maintained in accordance with all applicable federal, state and local requirements.
     Customer's responsibility for the capital costs of the Canal Lateral to be constructed by Algonquin, upon which the capital cost portion of Algonquin's rate for service over the Canal Lateral will be based, shall be computed based on the following:

     Cost of Construction          Fraction       Cost Responsibility
                                                    of Customer

     $7,500,000 or less              100%             $7,500,000
     Next $500,000                    80%             $  400,000
     Next $500,000                    60%             $  300,000
     Next $500,000                    40%             $  200,000
     Next $500,000                    20%             $  100,000
     Greater than 9,500,000            0%             $        0


     Maximum cost responsibility for Canal Lateral    $8,500,000


 B.    Interruptible Transportation Services and Rates
     Customer and each PEC pipeline shall enter into service agreements under each pipeline's open access rate schedule for interruptible transportation service for a maximum daily quantity of not less than 75,000 MMBtu and a term of not less than 20 years (collectively the "IT Service Agreements"). The IT Service Agreements, in combination, shall provide for the receipt of gas at various receipt points on the systems of the PEC pipelines to be designated by Customer and the ultimate delivery of gas to or for the benefit of Customer at a delivery point on the Algonquin system, which shall be the inlet of the Canal Lateral; provided, however, that in the event Customer elects to terminate the Service Agreement pursuant to the provisions of Article IX of the Service Agreement to be entered into pursuant to the terms of the Precedent Agreement, and thereby pay Algonquin for the net book value of the Canal Lateral, Customer and Algonquin agree to amend their IT Service Agreement to provide for a delivery point at the interconnection between the Canal Lateral and the facilities owned by Customer. Algonquin and Customer shall enter into such other interruptible transportation service agreements under Rate Schedule AIT-1 as may be required to transport quantities in excess of 75,000 MMBtu per day, with the delivery point for such agreements being the interconnect between the Canal Lateral and Customer's plant extension, and the rate provisions of this Agreement shall not apply to such other service agreements.
     The rates for interruptible transportation services provided by one or more of the PEC pipelines to Customer under the IT Service Agreements shall be as may be negotiated from time to time by the parties, but shall never be greater than the maximum tariff rates nor less than the minimum tariff rates, and shall be subject to the following two conditions:
          (1) Unless Customer agrees otherwise, for transportation under the IT Service Agreements from a production area directly accessible to more than one PEC pipeline on a path through the PEC pipelines for use at the electric generating station in Sandwich, Massachusetts ("Canal Plant"), the combined rates of the transporting PEC pipelines and any other necessary pipeline transporters shall not exceed the sum of the individual maximum interruptible transportation rates on the lowest cost transportation path on the PEC pipelines from the same production area to the delivery point.
          (2) The rate for transportation of gas under the IT Service Agreement on Algonquin's system for deliveries to the inlet of the Canal Lateral for use at the Canal Plant shall not be determined in a manner which would disadvantage Customer because Customer elects to ship quantities of such gas on pipelines upstream of Algonquin other than a PEC pipeline. Specifically, when the PEC pipelines offer a transportation rate for deliveries to the delivery point, the separate components to be charged will be provided to Customer. The portion of the rate quoted attributable to transportation on Algonquin will be available whether or not transportation upstream of Algonquin is on a PEC pipe line.

  C.   Term
     The interruptible transportation pricing agreement set forth in Part B of this Ancillary Agreement shall become effective as of the Commencement Date for firm transportation service by Algonquin through the Canal Lateral, as determined in accordance with the Service Agreement, and shall continue in effect for a period of twenty years from the Commencement Date, and year to year thereafter until terminated by either party upon twelve months prior written notice.
   D.  Miscellaneous
     The PEC pipelines may from time to time designate one of them to exercise rights or perform duties under this Ancillary Agreement on behalf of all the PEC pipelines, provided that (1) written notice of such designation shall be given to Canal and (2) each of the PEC pipelines will provide transportation service only under its individual tariff and no partnership between the PEC pipelines is created hereby.
     CEC and MEC may from time to time designate one of them to exercise rights or perform duties under this Ancillary Agreement on behalf of both CEC and MEC, provided that (1) written notice of such designation shall be given to the PEC Pipelines and (2) no partnership between CEC and MEC is created hereby.
     In the event of an inconsistency between this Ancillary Agreement and the Precedent Agreement, the terms of the Precedent Agreement shall control.
     No modification of this Ancillary Agreement shall be made except by the further written agreement of the parties.
     Any company which shall succeed by purchase, merger, consolidation, or otherwise to the properties, substantially as an entirety, of any of the PEC pipelines or CEC or MEC, or to CEC's or MEC's interest in Unit 2 of the Canal Plant, shall be entitled to the rights and shall be subject to the obligations of its predecessor under this Ancillary Agreement. Any party may, without relieving itself of its obligations under this Ancillary Agreement, assign any of its rights hereunder to a company or companies with which it is affiliated, but otherwise no assignment of this Ancillary Agreement or any of the rights or obligations hereunder shall be made unless there first shall have been obtained the consent thereto in writing of the other party, which consent shall not be unreasonably withheld.
     The interpretation and performance of this Ancillary Agreement shall be in accordance with the laws of the Commonwealth of Massachusetts.
     Except as herein otherwise provided, any notice, request, or demand provided for in this Ancillary Agreement, or any other written communication which either party may desire to give to the other, shall be in writing and shall be considered as duly delivered when mailed by registered or certified mail to the address of the parties hereto, as follows:
     The PEC pipelines:       Algonquin Gas Transmission Company
                         1284 Soldiers Field Road
                         Boston, Massachusetts 02135
                         Attention: Vice President, Marketing

     Customer:           Canal Electric Company
                         2421 Cranberry Highway
                         Wareham, Massachusetts 02871
                         Attention: Vice President,
                         Power Supply and Transmission

                         Montaup Electric Company
                         750 West Center Street
                         P. O. Box 543
                         West Bridgewater, MA 02379
                         Attention: Director of Integrated Resource Management

or at such other address as either party shall designate by formal written notice.


Agreed and Accepted this  8th  day of October, 1993:
ALGONQUIN GAS TRANSMISSION COMPANY

By:    John J. Mullaney
Title: Vice President

TEXAS EASTERN TRANSMISSION CORPORATION

By:    Richard A. Perkins
Title: Sr. Vice President

PANHANDLE EASTERN PIPE LINE COMPANY

By:     William W. Grygar
Title:  Vice President


TRUNKLINE GAS COMPANY

By:     Gopal M. Rana
Title:  Vice President

CANAL ELECTRIC COMPANY



By:     James J. Keane

Title:  Vice President, Power Supply & Transmission



MONTAUP ELECTRIC COMPANY



By:     Arthur A. Hatch

Title:  Executive Vice President


c:\gmk\algonqui\misc\canal-8.agr